EXHIBIT 99.1
                                                                   ------------



                              Contacts:   Duane Reade Holdings, Inc.
                                          John Henry
                                          (212) 273-5746
                                          SVP - Chief Financial Officer

                                          Investors: Cara O'Brien/Melissa Myron
                                          Press: Melissa Merrill
                                          (212) 850-5600
                                          Financial Dynamics

FOR IMMEDIATE RELEASE
---------------------

         DUANE READE HOLDINGS, INC. REPORTS THIRD QUARTER 2006 RESULTS

       ~ Third Quarter Adjusted FIFO EBITDA Increases From $8.2 Million
                       to $16.6 Million Year-Over-Year ~

         ~ Year-to-Date Adjusted FIFO EBITDA Up 10.6% Year-Over-Year ~

        ~ Company Reaffirms Financial Expectations for the Full Year ~

NEW YORK, NY - NOVEMBER 9, 2006 - Duane Reade Holdings, Inc. today reported preliminary financial results for the third quarter and nine months ended September 30, 2006.

THIRD QUARTER KEY HIGHLIGHTS

     o Third quarter Adjusted FIFO EBITDA improves to $16.6 million from $8.2 million, representing the third consecutive quarter of sequential EBITDA growth
     o Year-to-date Adjusted FIFO EBITDA improves 10.6% over the prior nine-month period
     o Front-end same-store sales grow 5.7% and pharmacy same-store sales increase 2.9%
     o   Gross margin expands to 20.9% from 19.2% year-over-year
     o Selling, general, and administrative expenses as a percentage of sales decrease to 17.4% compared to 17.9% last year
     o   Operating loss declines to $4.6 million from $16.0 million last year
     o   New York City market share increases for the second consecutive quarter


Richard W. Dreiling, President and Chief Executive Officer, commented, "Continued progress on our Duane Reade Full Potential strategic plan positively impacted our business, as evidenced by improved sales, margin and operating performance. Enhancing our merchandise offering, implementing process improvement programs and upgrading our customer service standards helped us to deliver on one of our key stated goals for the quarter -- to generate a year-over-year increase in Adjusted FIFO EBITDA.

"While there is still work to be done, we are pleased with our third quarter performance and remain on track to achieve the sales and Adjusted FIFO EBITDA results reflected in our previously issued guidance."


THIRD QUARTER RESULTS

Net retail store sales, which exclude pharmacy resale activity, increased 3.0% to $369.9 million from $359.2 million in the prior-year period. Total net sales increased to $385.7 million from $378.6 million in the third quarter of 2005. Total same-store sales increased by 4.4%, with a front-end same-store sales increase of 5.7% and a pharmacy same-store sales increase of 2.9%.

Front-end sales benefited from the continued strength of the New York City economy and the ongoing success of the enhanced Dollar Rewards customer loyalty card program, as well as the Company's initiatives to improve customer satisfaction. Pharmacy sales continued to improve due to a reduced impact of mandatory mail order programs, strong consumer acceptance of the Medicare Part D program and the Company's focus on customer service and convenience. Generic drugs, which typically sell at lower prices but yield higher margins than brand named drugs, comprised approximately 52.6% of pharmacy prescriptions for the third quarter, up 3.4% from the third quarter of 2005.

Gross margin increased to 20.9% from 19.2% year-over-year, driven by improvements in front-end merchandising, increased private label penetration and lower shrink. Selling, general and administrative expenses declined by 56 basis points, reflecting the impact of a number of process improvement initiatives as well as reduced legal, litigation and consulting related expenses.

Taken together, the above factors contributed to a 103.5% increase in year-over-year Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, to $16.6 million for the third quarter of 2006 versus $8.2 million in the prior year period. As a percentage of sales, Adjusted FIFO EBITDA increased to 4.3% from 2.2% in the third quarter of 2005.

The income tax expense, net of a $9.0 million valuation reserve, was $0.7 million, as compared to an income tax benefit of $12.9 million last year. Interest expense increased to $14.4 million from $12.7 million, primarily due to a debt refinancing in August of 2005.

Net loss for the  quarter  was $19.7  million  compared  to a net loss of $15.7 million in the prior year period. The increased loss was principally attributable to the fact that the current year's income tax benefit was fully reserved for by the $9.0 million tax valuation reserve discussed above. Net loss for the previous year included $1.1 million of labor contingency expenses that were not incurred in the current year. Other expenses declined to $0.1 million this year, compared to $1.5 million last year. The decline in the other expense charge was primarily due to non-recurring compensation costs incurred last year in connection with the Company's former Chairman and CEO.

Total debt at quarter end was $581.1 million, with approximately $54.6 million of availability under the Company's revolving credit facility. Compared with the second quarter, this reflects an increase of $15.9 million in debt and a decline of $15.0 million in availability, which is primarily due to normal seasonal purchase patterns as the Company approaches the holiday season, as well as the timing of a semi-annual interest payment relative to the senior subordinated notes that was paid during the third quarter.

NINE MONTH RESULTS

Net retail sales increased 3.0% to $1.133 billion from $1.100 billion in the prior year period. For the nine month period, total same-store sales increased 3.7% over the prior year period and total net sales were $1.170 billion compared with $1.173 billion. Same-store sales increased by 5.6% for front-end and grew by 1.4% for pharmacy same-store sales.

Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, increased by 10.6% to $41.9 million, or 3.6% of sales, from $37.9 million, or 3.2% of sales, in the prior period.

Mr. Dreiling commented, "As evidenced by our solid results, we continue to make steady progress on the implementation of Duane Reade Full Potential. At quarter end, we had converted 72 stores to the new Duane Reade look and feel, and these stores as a group are generating superior sales performance compared to the balance of the chain. We've seen continued improvement in our customer service metrics, and enhanced our product offerings. We also moved forward with our goal of being a leader in health and wellness in New York City by announcing a partnership with LabCorp to provide in-store diagnostic testing services."

MANAGEMENT OUTLOOK

For the full year, the Company continues to expect total sales growth of 1.5% to 2.5% and total same-store sales growth of 3.5% to 4.0%. The Company reiterates its outlook for Adjusted FIFO EBITDA (as illustrated in table 5 of this press release) in the range of $60 to $65 million for the full year.

Mr. Dreiling concluded, "We are pleased with the positive impact of our Full Potential program and are focused on continuing to move forward with our plans and drive additional improvements. That said, we still have much work to accomplish and are addressing our remaining challenges systematically and deliberately, and leading our Company towards long-term financial health."

OTHER EVENTS

With respect to the 2000 through 2003 fiscal years, the Audit Committee of the Company, with the assistance of independent counsel, is currently conducting a review and investigation principally concerning the accounting treatment for up to approximately $5.6 million of credits from construction contractors and offsetting repayments in subsequent quarters by the Company. As more fully described below, the Company currently believes that the impact of these credits on its financial condition and results of operations will be found to be immaterial.

The credits, in most cases, had the effect of offsetting SG&A expense (and increasing net income) during the periods in which they were received. Amounts subsequently repaid were generally capitalized as store improvements, increasing the reported level of property and equipment as well as subsequent depreciation expense.

Because of purchase accounting adjustments that occurred in connection with the acquisition of the Company by Oak Hill Capital Partners in 2004, the credit/repayment practice has not had any effect on the Company's revenues, Adjusted FIFO EBITDA, cash flows from operations or liquidity for any periods after the acquisition, including the periods presented in this press release.

Increased depreciation and amortization expense may have resulted in the overstatement of net loss during those periods subsequent to the acquisition. Assuming that all amounts credited were subsequently repaid, the credits and repayments may have resulted in an overstatement of depreciation and amortization expense of up to approximately $141,000 in the third quarter of each of 2006 and 2005 and up to approximately $423,000 in each of the 2006 and 2005 nine month periods. Therefore these amounts may have resulted in an overstatement of operating loss and loss before income taxes for all of the above periods. Income tax expense may also have been reduced as a result, based on the tax impact of such depreciation expense. Due to tax valuation reserves being recorded during 2006, there would not be any impact upon income tax expense for the 2006 periods. Net loss for the above periods would reflect the combined impact of the overstatement of depreciation and amortization expense and any changes in income tax expense. The credits and repayments may have resulted in an overstatement of net property and equipment of up to approximately $3.1 million at September 30, 2006 and $3.5 million at December 31, 2005. Goodwill as of both dates would be understated by as much as $2.7 million, and stockholder's equity would also be understated as of both dates.

The results of the review may require the Company to restate previously-released financial information for the affected periods and periods subsequent, including periods covered by this press release. Given the complexity of assessing the depreciation impact of these historical events and other factors-- all of which the Company believes are immaterial-- the filing of the Company's third quarter Form 10-Q may be delayed.


CONFERENCE CALL INFORMATION

The Company will hold a conference call on Thursday, November 9, 2006 at 10:00 AM Eastern Time to discuss financial results for the third quarter ended September 30, 2006. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com), and the call will be archived on the website approximately one hour after completion of the call through November 23, 2006. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on November 9, 2006 through November 23, 2006. The replay can be accessed by dialing (877) 519-4471 access code 8035838.

ABOUT DUANE READE

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of September 30, 2006, the Company operated 249 stores.

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE AND THE ACCOMPANYING DISCUSSION ON THE EARNINGS CONFERENCE CALL ARE FORWARD-LOOKING AND MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. IN ADDITION, THIS DOCUMENT MAY CONTAIN STATEMENTS, ESTIMATES OR PROJECTIONS THAT CONSTITUTE "FORWARD-LOOKING" STATEMENTS AS DEFINED UNDER U.S. FEDERAL SECURITIES LAWS. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES, WHICH MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED OR EXPECTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHER THINGS, THE COMPETITIVE ENVIRONMENT IN THE DRUG STORE INDUSTRY IN GENERAL AND IN THE NEW YORK METROPOLITAN AREA, THE ABILITY TO OPEN AND OPERATE NEW STORES, THE CONTINUED EFFORTS BY PAYERS AND GOVERNMENT AGENCIES TO REDUCE PRESCRIPTION REIMBURSEMENT RATES AND PRESCRIPTION DRUG BENEFITS, THE STRENGTH OF THE ECONOMY IN GENERAL, THE ECONOMIC CONDITIONS IN THE NEW YORK GREATER METROPOLITAN AREA, CHANGES IN FEDERAL AND STATE LAWS AND REGULATIONS, INCLUDING THE POTENTIAL IMPACT OF CHANGES IN REGULATIONS SURROUNDING THE IMPORTATION OF PHARMACEUTICALS FROM FOREIGN COUNTRIES AND CHANGES IN LAWS GOVERNING MINIMUM WAGE REQUIREMENTS, CHANGES IN THE COMPANY'S OPERATING STRATEGY, CAPITAL EXPENDITURE PLANS OR DEVELOPMENT PLANS, THE COMPANY'S ABILITY TO ATTRACT, HIRE AND RETAIN QUALIFIED PHARMACY AND OTHER PERSONNEL, THE COMPANY'S SIGNIFICANT INDEBTEDNESS, LABOR DISTURBANCES, THE CONTINUED IMPACT OF, OR NEW OCCURRENCES OF, TERRORIST ATTACKS IN THE NEW YORK GREATER METROPOLITAN AREA AND ANY ACTIONS THAT MAY BE TAKEN IN RESPONSE, DEMOGRAPHIC CHANGES, THE COMPANY'S ABILITY TO LIMIT FRAUD AND SHRINK, AND RECALLS OF PHARMACEUTICAL PRODUCTS DUE TO HEALTH CONCERNS OR OTHER REASONS. THOSE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN DUANE

READE'S  REPORTS FILED
WITH THE SEC FROM TIME TO TIME, INCLUDING ITS ANNUAL REPORTS ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q AND CURRENT REPORTS ON FORM 8-K. YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE THEY ARE MADE. EXCEPT TO THE EXTENT OTHERWISE REQUIRED BY FEDERAL
SECURITIES LAWS, WE DO NOT UNDERTAKE TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.

                                     # # #

TABLE 1

                              DUANE READE HOLDINGS, INC.
         Preliminary Consolidated Statements of Operations (Unaudited)
                                 (In thousands)

                                                     FOR THE 13 WEEKS ENDED                    FOR THE 39 WEEKS ENDED
                                                -------------------------------------   ---------------------------------------
                                                 September 30,        September 24,        September 30,       September 24,
                                                    2006                 2005                 2006                 2005
                                                ----------------   ------------------   ------------------   ------------------
Net sales                                             $ 385,655            $ 378,557          $ 1,170,313           $1,172,824
Cost of sales                                           305,016              305,866              933,114              948,729
                                                ----------------   ------------------   ------------------   ------------------
Gross profit                                             80,639               72,691              237,199              224,095
                                                ----------------   ------------------   ------------------   ------------------
Selling, general & administrative expenses               67,077               67,950              204,689              196,990
Labor contingency expense                                     -                1,100              (18,004)               3,300
Transaction expense                                           -                  236                    -                  817
Depreciation and amortization (1)                        17,863               17,816               55,169               53,313
Store pre-opening expenses                                  153                  114                  305                  264
Other                                                       148                1,454                1,783                4,636
                                                ----------------   ------------------   ------------------   ------------------
                                                         85,241               88,670              243,942              259,320
                                                ----------------   ------------------   ------------------   ------------------
Operating loss (1)                                       (4,602)             (15,979)              (6,743)             (35,225)
Interest expense, net                                    14,356               12,654               42,229               35,318
                                                ----------------   ------------------   ------------------   ------------------
Loss before income taxes (1)                            (18,958)             (28,633)             (48,972)             (70,543)
Income tax expense (benefit) (1)                            734              (12,885)               1,661              (31,704)
                                                ----------------   ------------------   ------------------   ------------------
Net loss (1)                                          $ (19,692)           $ (15,748)           $ (50,633)           $ (38,839)
                                                ================   ==================   ==================   ==================

(1) As discussed in this release under "Other Events," increased depreciation and amortization expense may have resulted from credits and repayments made during the 2000 to 2003 fiscal years. Assuming that all amounts credited were subsequently repaid, the credits and repayments may have resulted in an overstatement of depreciation and amortization expense of up to approximately $141 in the third quarter of each of 2006 and 2005 and up to approximately $423 in each of the 2006 and 2005 nine month periods. These amounts would have increased operating loss and loss before income taxes for all of the above periods. Income tax benefit during the 2005 periods may also have been increased as a result, based on the tax impact of such depreciation expense. Due to tax valuation reserves being recorded during 2006 there would not be any impact upon income tax expense for the 2006 periods. Net loss for the above periods would reflect the combined impact of the overstatement of depreciation and amortization expense.

TABLE 2

                                 DUANE READE HOLDINGS, INC.
                     Preliminary Consolidated Balance Sheets (Unaudited)
                                       (In thousands)

                                                                        September 30,         December 31,
                                                                          2006                   2005
                                                                       ---------------     -----------------
Current Assets
       Cash                                                                 $   1,366             $   1,362
       Receivables, net (1)                                                    47,173                52,320
       Inventories (2)                                                        230,754               235,639
       Deferred Income Taxes                                                    4,873                 7,717
       Prepaid Expenses and Other Current Assets                               26,039                26,114
                                                                       ---------------     -----------------
         Total Current Assets                                                 310,205               323,152

Property and Equipment, net (3)                                               219,006               229,134
Goodwill (3)                                                                   67,791                67,791
Other Assets, net (4)                                                         227,420               251,341
                                                                       ---------------     -----------------
         Total Assets                                                       $ 824,422             $ 871,418
                                                                       ===============     =================

Current Liabilities
       Accounts Payable (5)                                                 $  85,569             $  72,711
       Accrued Expenses (6)                                                    47,249                61,181
       Current Portion of Debt and Capital Leases (7) (8)                     168,127               138,876
                                                                       ---------------     -----------------
         Total Current Liabilities                                            300,945               272,768

Long Term Debt and Capital Leases                                             412,971               415,346
Deferred Income Taxes                                                          30,682                32,117
Other Liabilities (9)                                                          46,369                67,265
                                                                       ---------------     -----------------
         Total Liabilities                                                    790,967               787,496
                                                                       ---------------     -----------------

Total Stockholders' Equity (10)                                                33,455                83,922
                                                                       ---------------     -----------------

         Total Liabilities and Stockholders' Equity                         $ 824,422             $ 871,418
                                                                       ===============     =================

(1) Includes third party pharmacy receivables of $34,614 and $36,673 at September 30, 2006 and December 31, 2005, respectively.

(2) Decrease in inventory from December 31, 2005 reflects the Company's working capital management initiatives as well as the impact of the closure of two net stores in the first nine months of 2006.

(3) The credits and repayments discussed in "Other Events" may have resulted in an overstatement of net property and equipment of up to approximately $3.1 million at September 30, 2006 and $3.5 million at December 31, 2005. Goodwill as of both dates would be understated by as much as $2.7 million.

(4) Decrease in other assets from December 31, 2005 is primarily due to the amortization of intangible assets resulting from the valuation step-up in connection with the Oak Hill acquisition.

(5) Increase in accounts payable from December 31, 2005 of $12.9 million is primarily due to the timing of merchandise receipts in the two weeks prior to the quarter-end dates, as receipts were lower at the end of 2005 due to limited holiday shipping and receiving schedules.

(6) Decrease in accrued expenses from December 31, 2005 is primarily due to the reduction of legal and professional fees, combined with the timing of the Company's payroll cycle and the semi-annual interest payment on the Company's senior subordinated notes.

(7) Increase in current portion of debt and capital leases from December 31, 2005 of $29.3 million reflects borrowings on the Company's asset-based revolving loan agreement to fund capital expenditures and general working capital needs during the first nine months of the year.

(8) The outstanding revolver loan balance of $164.9 million at September 30, 2006 and $135.7 million at December 31, 2005 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of FAS 6 - "Classification of Short-Term Obligations Expected to be Refinanced," to reclassify the debt as long-term. It should be noted that this reclassification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its maturity in 2011.

(9) Decrease in other liabilities from December 31, 2005 is primarily due to the reversal of the majority of the previously accrued labor contingency expenses recorded in connection with the settlement of the Company's labor contract negotiations.

(10) As discussed in this release under "Other Events," stockholder's equity would be understated as of each date.

TABLE 3

                           DUANE READE HOLDINGS, INC.
                           Preliminary Operating Data
                                  (Unaudited)
                             (Dollars in thousands)

                                                                FOR THE 13 WEEKS ENDED               FOR THE 39 WEEKS ENDED
                                                          ---------------------------------   ----------------------------------
                                                           September 30,     September 24,      September 30,    September 24,
                                                              2006              2005               2006              2005
                                                          --------------   ----------------   ---------------   ----------------
LIFO EBITDA (1)                                                $ 13,261            $ 3,173          $ 30,422           $ 22,205
LIFO Expense (2)                                                    550                300             1,650                384
                                                          --------------   ----------------   ---------------   ----------------
FIFO EBITDA (1)                                                $ 13,811            $ 3,473          $ 32,072           $ 22,589
                                                          --------------   ----------------   ---------------   ----------------

FIFO EBITDA as a percentage of net sales                           3.6%               0.9%              2.7%               1.9%

Adjusted FIFO EBITDA (3)                                       $ 16,598            $ 8,158          $ 41,904           $ 37,891

Adjusted FIFO EBITDA as a percentage of sales                      4.3%               2.2%              3.6%               3.2%

Capital expenditures                                            $ 5,882            $ 4,076          $ 18,152           $ 18,386
Lease acquisitions and other investing activities               $ 1,119            $ 1,140           $ 5,226            $ 6,904

Same-store sales growth                                            4.4%               2.1%              3.7%               1.4%
Pharmacy same-store sales growth                                   2.9%               0.3%              1.4%               0.7%
Front-end same-store sales growth                                  5.7%               3.7%              5.6%               2.0%
Pharmacy sales as a % of net sales                                47.1%              48.1%             46.5%              48.8%
Third Party sales as a % of
   prescription sales                                             92.9%              92.6%             92.8%              92.7%

Average weekly prescriptions
   filled per store (4)                                             777                777               804                817

Number of stores at end of period                                                                        249                249
Retail square footage at end of period                                                             1,726,969          1,732,174
Average store size (sq.ft.) at end of period                                                           6,936              6,957

(1) As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, debt extinguishment, expenses related to the acquisition transaction, labor contingency expense, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. We believe that FIFO EBITDA, as presented, represents a useful measure of assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. FIFO EBITDA is also used as a performance measure in our various debt agreements. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

We understand that, although security analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of our operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2) LIFO expense for the 39 weeks ended September 24, 2005 includes the remaining portion of the purchase accounting valuation step-up of $0.5 million, offset by the estimated impact of inflation of approximately $0.9 million.

(3) As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expense and certain charges related to the acquisition transaction, inventory valuation step-up adjustments and certain non-recurring payments to the current CEO and former CEO that are not included in the definition of EBITDA used for our various debt agreements.

(4) Comparative stores only, does not include new stores.

TABLE 4

                           DUANE READE HOLDINGS, INC.
               Reconciliation of Net Sales to Retail Store Sales
                                 (in thousands)

                                                                For the 13 Weeks Ended          For the 39 Weeks Ended
                                                           ------------------------------   ------------------------------
                                                            September 30,   September 24,   September 30,   September 24,
                                                               2006             2005            2006             2005
                                                           --------------   -------------   --------------   -------------
Net sales                                                      $ 385,655       $ 378,557       $1,170,313      $1,172,824
Resale activity                                                   15,751          19,337           37,194          72,343
                                                           --------------   -------------   --------------   -------------
Retail store sales                                             $ 369,904       $ 359,220       $1,133,119      $1,100,481
                                                           ==============   =============   ==============   =============

                    Reconciliation of EBITDA to Net Loss and
                     Net Cash Used in Operating Activities
                           (Unaudited) (in thousands)

                                                                For the 13 Weeks Ended          For the 39 Weeks Ended
                                                           ------------------------------   -----------------------------
                                                            September 30,   September 24,   September 30,   September 24,
                                                               2006             2005            2006             2005
                                                           --------------   -------------   --------------   -------------
FIFO EBITDA                                                     $ 13,811         $ 3,473         $ 32,072        $ 22,589
LIFO Expense                                                         550             300            1,650             384
                                                           --------------   -------------   --------------   -------------
LIFO EBITDA                                                       13,261           3,173           30,422          22,205

Depreciation and amortization (1)                                (17,863)        (17,816)         (55,169)        (53,313)
Labor contingency (expense) income                                     -          (1,100)          18,004          (3,300)
Transaction expense                                                    -            (236)               -            (817)
Interest expense                                                 (14,356)        (12,654)         (42,229)        (35,318)
Income tax (provision) benefit (1)                                  (734)         12,885           (1,661)         31,704
                                                           --------------   -------------   --------------   -------------
Net loss (1)                                                   $ (19,692)      $ (15,748)       $ (50,633)      $ (38,839)
                                                           --------------   -------------   --------------   -------------

Net loss (1)                                                     (19,692)        (15,748)         (50,633)        (38,839)
Adjustments to reconcile net loss
     to cash used in operating activities:
  Depreciation and amortization (1)                               18,775          18,844           58,205          56,082
  Deferred tax provision (benefit) (1)                               548         (12,886)           1,409         (31,744)
  Non-cash rent expense                                            2,531           3,231            7,681          10,132
  Other non-cash expense                                             107          (2,104)             211          (2,104)
Changes in operating assets and liabilities
(net of effect of acquisitions):
  Receivables                                                      2,874          (1,702)           5,147           3,898
  Inventories                                                     (4,505)         19,653            4,885           4,466
  Accounts payable                                                 7,064         (14,877)          12,858          (6,589)
  Prepaid and accrued expenses                                   (15,217)          3,803          (13,382)        (12,088)
  Other assets/liabilities, net                                   (1,644)            (57)         (31,671)          6,274
                                                           --------------   -------------   --------------   -------------
Cash used in operating activities                               $ (9,159)       $ (1,843)        $ (5,290)      $ (10,512)
                                                           --------------   -------------   --------------   -------------

Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above                                            $ 13,811         $ 3,473         $ 32,072        $ 22,589

Non-cash rent expense                                              2,531           3,231            7,681          10,132
Former CEO-related expenses                                          (14)          1,141              370           3,698
Oak Hill management fee                                              313             313              938             938
Executive severance reserve                                          206               -              506               -
Executive relocation expenses                                          -               -              156               -
Phantom stock liability adjustment                                  (518)              -             (518)              -
Other                                                                162               -              488               -
FAS 123R stock option expense                                        107               -              211               -
Purchase accounting inventory valuation adjustment (2)                 -               -                -             534
                                                           --------------   -------------   --------------   -------------
Adjusted FIFO EBITDA                                            $ 16,598         $ 8,158         $ 41,904        $ 37,891
                                                           ==============   =============   ==============   =============

(1) As discussed in this release under "Other Events," increased depreciation and amortization expense may have resulted from credits and repayments made during the 2000 to 2003 fiscal years. Assuming that all amounts credited were subsequently repaid, the credits and repayments may have resulted in an overstatement of depreciation and amortization expense of up to approximately $141 in the third quarter of each of 2006 and 2005 and up to approximately $423 in each of the 2006 and 2005 nine month periods. These amounts would have increased operating loss and loss before income taxes for all of the above periods. Income tax benefit during the 2005 periods may also have been increased as a result, based on the tax impact of such depreciation expense. Due to tax valuation reserves being recorded during 2006 there would not be any impact upon income tax expense for the 2006 periods. Net loss for the above periods would reflect the combined impact of the overstatement of depreciation and amortization expense and any changes in income tax expense.

(2) The application of purchase accounting under SFAS 141 resulted in an increase in the inventory valuation by $8.5 million over FIFO cost as of July 30, 2004. During the quarter ended December 25, 2004, approximately $7.9 million of this non-cash purchase accounting adjustment was charged to cost of sales on a FIFO EBITDA basis. The balance of the purchase accounting adjustment was charged to cost of sales during the first quarter of 2005.

TABLE 5

                      DUANE READE HOLDINGS, INC.
             Reconciliation of Range of Projected EBITDA
                       to Net Loss (Unaudited)
                            (in thousands)

                                                           For the 52 Weeks Ended
                                                             December 30, 2006
                                                   ---------------------------------------
Annual sales                                            $ 1,616,250           $ 1,631,050
                                                   -----------------     -----------------


EBITDA (Adjusted FIFO Basis)                            $    60,000           $    65,000

Deferred rent expense                                       (10,200)              (10,200)
Other expense (1)                                            (3,000)               (3,000)
                                                   -----------------     -----------------
EBITDA (FIFO Basis)                                          46,800                51,800

LIFO expense                                                 (2,200)               (2,200)
                                                   -----------------     -----------------
EBITDA (LIFO Basis)                                          44,600                49,600

Depreciation and amortization expense                       (74,900)              (74,900)
Labor contingency income                                     18,000                18,000
Interest expense                                            (53,100)              (53,100)
Income taxes                                                      -                     -
                                                   -----------------     -----------------
Net loss                                                $   (65,400)          $   (60,400)
                                                   =================     =================

(1) Includes employment-related expenses of the current and former CEO's, Oak Hill management fees, executive severance and relocation expenses and stock option expenses in accordance with FAS 123R.